Exhibit 99

News Release

Contact:	Sandi Noah	Paul DeSantis
	Communications	Chet Fox
	(216) 682-7011	Investor Relations
(216) 682-7003
OMNOVA SOLUTIONS REPORTS FIRST QUARTER 2015 RESULTS AND REAFFIRMS FULL-YEAR 2015 GUIDANCE OF SIGNIFICANT GROWTH IN ADJUSTED DILUTED EARNINGS PER SHARE

BEACHWOOD, OHIO, April 8, 2015 -
First Quarter 2015 Highlights

•
In the first quarter - seasonally its weakest - the Company reported a net loss of $3.2 million and an Adjusted Loss from Continuing Operations of $0.6 million, compared to first quarter 2014 net income of $1.2 million and Adjusted Income from Continuing Operations of $2.3 million.

•	First quarter 2015 earnings were adversely impacted year-over-year by an unfavorable net inventory revaluation of $8.8 million, reflecting declining raw material prices on existing inventory.

•	Engineered Surfaces Adjusted Segment Operating Profit grew 16.2% compared to the first quarter of 2014, demonstrating continued improvement in overall margins.

•
Excluding the first quarter 2015 unfavorable net inventory revaluation impact, Performance Chemicals segment margins expanded by $4.3 million compared to the first quarter of 2014, and marked the second consecutive quarter of expanded margins.

•
The Company continues to expect significant growth in Adjusted Diluted Earnings Per Share for the full year, reflecting margin gains, favorable net inventory revaluation due to stabilizing raw material costs, continued growth in specialty businesses, and savings from organizational, commercial and existing manufacturing footprint improvement actions.

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OMNOVA Add 1

OMNOVA Solutions Inc. (NYSE: OMN) today announced a net loss of $3.2 million, or $0.07 per share, for the first quarter ending February 28, 2015, compared to net income of $1.2 million, or $0.03 per diluted share, for the comparable period last year. Adjusted Loss From Continuing Operations was $0.6 million, or $0.01 per share, for the first quarter of 2015, compared to first quarter 2014 Adjusted Income From Continuing Operations of $2.3 million, or $0.05 per diluted share (See Table B). The decline was driven primarily by a year-over-year unfavorable $8.8 million, or approximately $0.14 per share, net inventory revaluation.
“In our first quarter - which is seasonally our weakest - performance was encouraging and results were in line with our expectations as discussed during our 2014 fourth quarter earnings call,” said Kevin McMullen, OMNOVA Solutions’ Chairman and Chief Executive Officer. “We expanded margins on products sold for the second consecutive quarter, a fact that was masked by the impact of the first quarter adverse net inventory revaluation resulting from the steep declines in raw material costs. Volume growth continued in the majority of our key specialty businesses including laminates, specialty coatings, nonwovens and elastomeric modifiers. Overall, OMNOVA's oil and gas business performed in line with the total market. However, we would have significantly outperformed this difficult market if not for the timing of a large export order, which last year came in the first quarter and this year is expected in the latter half of 2015. We were particularly encouraged by stable volume in offshore drilling applications, which are core to our oil and gas business and where we have a key competitive advantage. Due to the significant offshore investments made by oil and gas producers, these projects are much less impacted by the lower oil prices. Engineered Surfaces continued its 3-year improvement trend as it recorded another quarter of solid profit growth year-over-year. Additionally, both the carpet and tire cord businesses saw double-digit volume growth in the quarter.
“Our outlook for the full year remains unchanged. We anticipate significant growth in Adjusted Diluted Earnings Per Share versus 2014 based on continued margin expansion; positive net inventory revaluations, driven by stabilizing raw material costs; volume growth, primarily in our higher margin specialty lines of business; and cost reduction initiatives, such as the Akron plant closure and its consolidation into other OMNOVA facilities,” said McMullen.
“Moving forward, our strategy is clear and focused on delivering long-term shareholder value. That strategy includes four major elements: (1) Stabilize the traditional core businesses and drive margin expansion and improved cash generation, (2) Accelerate profitable growth in key specialty businesses such as specialty coatings, oil and gas chemicals, laminates, nonwovens and elastomeric modifiers, (3) Drive improved return on investment, and (4) Deploy

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a balanced capital allocation policy. As I mentioned, excluding the effect of the adverse net inventory revaluation, we are encouraged by the margin expansion and growth in our specialty lines of business as well as the increasing stability in our traditional core chemical lines during the first quarter, and we expect favorable margins for the full year,” said McMullen.
“Actions underway to implement our 4-point strategy include the following:

•
We are strengthening our commercial excellence processes (sales, marketing and innovation) to improve organizational effectiveness and efficiency while reducing overall headcount and costs. Recent actions included enhancing the Performance Chemicals leadership team by moving three of our top performers into key global sales and operations management roles, and hiring a new vice president of technology.

•
We have made progress on a complex analysis of our manufacturing footprint with the objective of cost-effectively matching capacities and capabilities with current market conditions and future growth opportunities. This is an in-depth exercise, and determining the right answer requires optimizing a wide range of variables including customer service, infrastructure, labor, overhead, logistics and inventory. We have engaged a well-known outside consultant to help us with the elements of the plan as well as execution.

"We are confident that these actions will result in a significant improvement in business performance and support our strategy of margin expansion and profitable growth in future years. We will provide an action plan including costs, benefits and timing of these initiatives by mid-year. Our experience turning around the Engineered Surfaces segment with similar actions gives us confidence in our ability to execute these plans,” McMullen concluded.

Consolidated Results for the First Quarter of Fiscal 2015
Net sales decreased $19 million, or 8.4%, to $206.9 million for the first quarter of 2015, compared to $225.9 million for the first quarter of 2014. The sales decrease was the result of $12.5 million, or 5.5%, of pricing, primarily driven by contract-based index pricing in certain markets tied to raw material price declines; $4.7 million, or 2.1%, of unfavorable currency translation effects, primarily from the decline of the Euro; and lower sales volume of $1.9 million, or 0.8%, primarily in paper coatings and certain applications in the Company's oil and gas product line. These were partially offset by increasing volumes in laminates, carpet, specialty coatings, nonwovens, tire cord and elastomeric modifiers.

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Gross profit in the first quarter of 2015 was $41.7 million, or 20.2%, compared to $49.1 million, or 21.7%, in the first quarter of 2014. The decline in gross profit was due primarily to the unfavorable net inventory revaluation associated with falling raw material prices, which was only partially offset by higher margins.
Selling, general and administrative expense (SG&A) in the first quarter of 2015 was $29.8 million, compared to $30.6 million in the first quarter of 2014, reflecting successful cost reduction efforts, which were partially offset by increased investments in sales and marketing resources for OMNOVA's specialty lines of business.
Interest expense in the first quarter of 2015 was $6.8 million, down $0.9 million from the first quarter of 2014, reflecting the lower outstanding debt balance resulting from the $50 million prepayment of the Company’s outstanding Senior Notes in November 2014.
Included in Other loss (income) are the costs incurred for activities related to shareholder activism and operational improvements.
Income tax benefit was $1.2 million for the first quarter of 2015, compared to an expense of $1.0 million in the first quarter of 2014. The Company has approximately $115.1 million of U.S. federal net operating loss carryforwards and $113.9 million of state and local tax net operating loss carryforwards with expiration dates between 2021 and 2034.
Cash flow from operations used $7.4 million in the first quarter of 2015 - seasonally the Company's weakest quarter - compared to $16.1 million used in the same period last year, reflecting the effect of lower raw material costs and internal initiatives to reduce working capital.

Performance Chemicals Segment Results
Net sales during the first quarter of 2015 decreased $18.4 million, or 10.7%, to $153.3 million, compared to $171.7 million in the comparable quarter last year. The decrease in net sales compared to the prior year was due primarily to reduced pricing of $12.3 million, or 7.2%, which was driven by contract-based index pricing in certain markets tied to raw material price declines. Net sales also were impacted by unfavorable currency translation effects of $4.2 million, or 2.4%, during the first quarter of 2015. Volume was slightly unfavorable by $1.9 million, or 1.1%, notwithstanding increases in carpet, specialty coatings, nonwovens, tire cord and elastomeric modifiers. While volumes in OMNOVA's key offshore oil and gas applications were stable, oil and gas volume overall was down due to the timing of a large export order, which last year was received in the first quarter and this year is expected during the latter half of 2015.
Excluding the unfavorable net inventory revaluation impact, margins expanded by $4.3 million in the first quarter of 2015 as compared to the first quarter of 2014, and it was the second

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consecutive quarter of margin expansion. Performance Chemicals' Adjusted Segment Operating Profit was $7.6 million in the first quarter of 2015, compared to $12.7 million in the comparable period last year (see Table A). Adjusted Segment Operating Profit declined due primarily to an unfavorable net inventory revaluation of $9.0 million related to the decline in raw material prices compared with last year. The prices of styrene and butadiene (SB), two key raw material inputs, continued to fall throughout the quarter. Butadiene prices have begun to stabilize and styrene prices have recently started to increase. Additionally, declines in the Euro negatively impacted operating profit by approximately $0.4 million.
Specialty Chemicals product line sales decreased $10.5 million, to $89.3 million, for the first quarter of 2015, compared to $99.8 million for the comparable period last year. The decrease was driven primarily by $4.8 million of reductions in pricing associated with declining raw materials; $3.4 million in unfavorable currency translation effects; and $2.3 million from volume, primarily associated with antioxidants and oil and gas. Certain higher growth specialty product lines including coatings, elastomeric modifiers and nonwovens generated volume increases.
Performance Materials (paper, carpet and tire cord chemicals) product line sales decreased $7.9 million, to $64 million, for the first quarter of 2015, compared to $71.9 million for the comparable period last year. The decrease was due to reduced pricing tied to lower raw material costs of $7.5 million and $0.8 million from unfavorable currency translation effects. Volume was favorable by $0.4 million. Carpet volume was up 22% in the quarter and tire cord volume was up 11%, while paper volume was down approximately 10% primarily as a result of the closure of a customer’s mill in the fourth quarter of 2014. Profitability, excluding the effect of the unfavorable net inventory revaluation, was up for all three business lines in the quarter.
During the quarter, sales began to ramp up on recently introduced products including specialty coatings for direct-to-metal and decking applications, high performance elastomeric modifiers for food contact applications and an environmentally preferred water-based release coating for film tapes.

Engineered Surfaces Segment Results
Net sales were $53.6 million during the first quarter of 2015, a decrease of $0.7 million, or 1.3%, compared to $54.3 million in the first quarter of 2014. Foreign currency translation was unfavorable by $0.5 million, or 0.9%, and pricing was unfavorable by $0.2 million, or 0.4%, reflecting the declining raw material prices.

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Laminates and Performance Films product line sales were $31.4 million in the first quarter of 2015, an increase of $0.4 million compared to the first quarter of last year. Laminates saw continued growth in several key markets including recreational vehicles, retail store fixtures and kitchen and bath cabinets.
Global Coated Fabrics product line sales were $22.2 million in the first quarter of 2015, down $1.1 million compared to the same period last year. The decline was due to customer inventory reductions in the Chinese automotive market, which were partially offset by increases in the North American transportation, healthcare and commercial markets.
Adjusted Segment Operating Profit for Engineered Surfaces increased to $4.3 million, or 8% of sales, in the first quarter of 2015 (See Table A), compared to $3.7 million, or 6.8% of sales, for the first quarter last year. Sales, mix and margin expansion contributed favorably to profitability.

Outlook
OMNOVA Solutions has many initiatives underway to drive performance improvement. As a result of these initiatives, despite what remains an uncertain market, the Company continues to expect significant growth in Adjusted Diluted Earnings Per Share for the full 2015 fiscal year. Initiatives underway and other factors that are expected to contribute to this improvement include improved margins, positive net inventory revaluations driven by stable raw material pricing, volume growth in the Company's higher margin specialty businesses such as oil and gas, specialty coatings and laminates, and various cost reduction measures.

Earnings Conference Call - OMNOVA Solutions has scheduled its Earnings Conference Call for Wednesday, April 8, 2015, at 11:00 a.m. ET. The live audio event will be hosted by OMNOVA Solutions’ Chairman and Chief Executive Officer, Kevin McMullen. It is anticipated to be approximately one hour in length and may be accessed by the public from the Company’s website (www.omnova.com). Webcast attendees will be in a listen-only mode. Following the live webcast, OMNOVA will archive the call on its website until noon ET, April 30, 2015. A telephone replay will also be available beginning at 1:00 p.m. ET on April 8, 2015, and ending at 11:59 p.m. ET on April 30, 2015. To listen to the telephone replay, callers should dial: (USA) 800-475-6701 or (Int’l) 320-365-3844. The Access Code is 355693.

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Non-GAAP and Other Financial Matters

Reconciliation of Reported Segment Sales and Operating Profit to Net Sales and Net Income

	Three Months Ended
	February 28,
(Dollars in millions)	2015	2014
Net Sales
Performance Chemicals
Performance Materials	$64.0	$71.9
Specialty Chemicals	89.3	99.8
Total Performance Chemicals	$153.3	$171.7
Engineered Surfaces
Coated Fabrics	$22.2	$23.3
Laminates and Performance Films	31.4	31.0
Total Engineered Surfaces	53.6	54.3
Inter-segment sales	—	(0.1)
Total Net Sales	$206.9	$225.9
Segment Operating Profit
Performance Chemicals	$6.6	$12.1
Engineered Surfaces	4.1	3.4
Interest expense	(6.8)	(7.7)
Corporate expense	(8.3)	(5.4)
(Loss) Income From Continuing Operations Before Income Taxes	(4.4)	2.4
Income tax (benefit) expense	(1.2)	1.0
(Loss) income from continuing operations	(3.2)	1.4
Discontinued operations, net of tax	—	(.2)
Net (Loss) Income	$(3.2)	$1.2
Depreciation and amortization	$7.1	$8.6
Capital expenditures	$4.5	$4.7

This Earnings Release includes Adjusted Segment Operating Profit, Adjusted Income From Continuing Operations, Adjusted Diluted Earnings Per Share, Net Debt and Adjusted EBITDA which are non-GAAP financial measures as defined by the Securities and Exchange Commission. Management reviews the adjusted financial measures in assessing the performance of the business segments and in making decisions regarding the allocation of resources to the business segments. Management also believes that the adjusted information is useful for providing investors with an understanding of the Company’s business and operating performance. Management excludes the items shown in the tables below because management does not consider them to be reflective of normal operations. These adjusted financial measurements are not measurements of financial performance under GAAP and such financial measures should not be considered as an alternative to Segment Operating Profit, Net Income, Diluted Earnings Per Share or other measures of financial performance determined in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. The tables below provide the reconciliation of these financial measures to the comparable GAAP financial measures.

Presented in Table C is the Company’s Net Leverage Ratio (Net Debt/Adjusted EBITDA) calculation. Adjusted EBITDA is presented as defined in the Company’s Term Loan Credit Agreement and for purposes of calculating Net Debt, cash includes restricted cash and debt includes outstanding letters of credit.

Non-GAAP and Other Financial Matters (Continued)

Reconciliation Tables for: (A) Adjusted Segment Operating Profit, (B) Adjusted Income and Diluted Earnings Per Share From Continuing Operations and (C) Net Leverage Ratio Calculation

TABLE A
Adjusted Segment Operating Profit Reconciliation	Three Months Ended
	February 28,
(Dollars in millions)	2015	2014
Performance Chemicals Segment Operating Profit	$6.6	$12.1
Operational improvement costs	1.0	—
Accelerated depreciation on production transfer	—	.6
Total adjustments to Performance Chemicals' segment operating profit	1.0	.6
Performance Chemicals' Adjusted Segment Operating Profit	$7.6	$12.7

Engineered Surfaces Segment Operating Profit	$4.1	$3.4
Restructuring and severance	—	.2
Asset Impairment, facility closure costs and other	—	.1
Environmental costs	.2	—
Total adjustments to Engineered Surfaces' segment operating profit	.2	.3
Engineered Surfaces' Adjusted Segment Operating Profit	$4.3	$3.7
Total Adjusted Segment Operating Profit	$11.9	$16.4

TABLE B
Adjusted (Loss) Income from Continuing Operations Reconciliation and Adjusted Diluted Earnings Per Share
	Three Months Ended
	February 28,
(Dollars in millions, except per share amounts)	2015	2014
(Loss) Income From Continuing Operations Before Income Taxes	$(4.4)	$2.4
Performance Chemicals segment operating profit adjustments per Table A	1.0	.6
Engineered Surfaces segment operating profit adjustments per Table A	.2	.3
Shareholder activist costs	1.9	—
Operational improvement costs	.4	—
Adjusted (loss) income from continuing operations before income taxes	(.9)	3.3
Income tax expense(1)	(.3)	1.0
Adjusted (Loss) Income From Continuing Operations	$(.6)	$2.3
Adjusted Diluted (Loss) Earnings Per Share From Adjusted Income From Continuing Operations	$(.01)	$.05

(1)Proforma income tax expense is calculated using an estimated effective tax rate of 30%.

Non-GAAP and Other Financial Matters (Continued)

TABLE C
Net Leverage Ratio Calculation
	Twelve Months Ended
	February 28,	November 30,
(Dollars in millions)	2015	2014
Income from continuing operations	$7.6	$12.1
Interest expense	29.7	30.6
Amortization of deferred financing costs	2.3	2.3
Income tax	(2.6)	(.4)
Depreciation and amortization	33.2	34.8
EBITDA	$70.2	$79.4
Restructuring and severance	.7	.8
Non-cash stock compensation	2.7	2.7
Gain on asset sales	.5	.5
Deferred financing fees write-off	.8	.8
Other	4.3	1.0
Adjusted EBITDA	$79.2	$85.2

	Twelve Months Ended
	February 28,	November 30,
Net Debt Reconciliation	2015	2014
Total debt as defined by Term Loan B agreement	$413.2	$414.9
Less cash	(83.1)	(99.5)
Net Debt	$330.1	$315.4
Adjusted EBITDA	$79.2	$85.2
Net Debt/Adjusted EBITDA	4.17x	3.70x

OMNOVA Add 9

This press release includes descriptions of OMNOVA’s current business, operations, assets and other matters affecting the Company as well as “forward-looking statements” as defined by federal securities laws. All forward-looking statements by the Company, including verbal statements, are intended to qualify for the protections afforded forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectation, judgment, belief, assumption, estimate or forecast about future events, circumstances or results and may address business conditions and prospects, strategy, capital structure, debt and cash levels, sales, profits, earnings, markets, products, technology, operations, customers, raw materials, claims and litigation, financial condition, and accounting policies among other matters. Words such as, but not limited to, “will,” “may,” “should,” “projects,” “forecasts,” “seeks,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “optimistic,” “likely,” “would,” “could,” “committed,” and similar expressions or phrases identify forward-looking statements.
All descriptions of OMNOVA’s current business, operations and assets, as well as all forward-looking statements involve risks and uncertainties. Many risks and uncertainties are inherent in business generally and the markets in which the Company operates or proposes to operate. Other risks and uncertainties are more specific to the Company’s businesses including businesses the Company acquires. There also may be risks and uncertainties not currently known to the Company. The occurrence of such risks and uncertainties and the impact of such occurrences is often not predictable or within the Company’s control. Such impacts could adversely effect the Company’s business, operations or assets as well as the Company's results and, in some cases, such effect could be material. Certain risk factors facing the Company are described below or in the Company’s Quarterly Report on Form 10-Q and Annual Report on Form 10-K.
All written and verbal descriptions of OMNOVA’s current business, operations and assets and all forward-looking statements attributable to the Company or any person acting on the Company’s behalf are expressly qualified in their entirety by the risks, uncertainties, and cautionary statements contained and referenced herein.
All such descriptions and any forward-looking statement speak only as of the date on which such description or statement is made, and the Company undertakes no obligation, and specifically declines any obligation, other than that imposed by law, to publicly update or revise any such description or forward-looking statements whether as a result of new information, future events or otherwise.

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OMNOVA Add 10

Risks and uncertainties that may adversely impact OMNOVA’s business, operations, assets, or other matters affecting the Company and may cause actual results to materially differ from expected results include, but are not limited to: (1) the Company's exposure to general economic, business and industry conditions; (2) changes in raw material prices and availability; (3) the highly competitive markets the Company serves and continued consolidations among its customer base; (4) the Company's ability to develop new products that appeal to customers; (5) the creditworthiness of the Company's customers; (6) the concentration of OMNOVA's Performance Chemicals business among several large customers; (7) increased foreign competition for the Company's customers and suppliers; (8) the inherent risks of international operations; (9) risks associated with the use of chemicals; (10) the failure of a joint venture partner to meet its commitments; (11) the Company's ability to identify and complete strategic transactions; (12) OMNOVA's ability to successfully integrate acquired companies; (13) extraordinary events such as natural disasters, political disruptions, terrorist attacks and acts of war; (14) unanticipated capital expenditures; (15) increases in healthcare costs; (16) the Company's ability to retain or recruit key employees; (17) the Company's ability to renew collective bargaining agreements with employees on acceptable terms and the risk of work stoppages; (18) the Company's contribution obligations under its U.S. pension plan; (19) the Company's failure to protect its intellectual property; (20) adverse litigation outcomes or settlements; (21) the Company's reliance on foreign financial institutions to hold some of its funds; (22) information systems failures and cyberattacks; (23) potential goodwill impairment charges; (24) the actions of activist shareholders; (25) the Company's substantial debt and any decision in the future to incur additional debt; (26) the operational and financial restrictions contained in the Company's indenture; (27) a default under the Company's term loan or revolving credit facility; and (28) the Company's ability to generate sufficient cash to service its outstanding debt.
OMNOVA Solutions provides greater detail regarding these risks and uncertainties in its 2014 Form 10-K and subsequent filings, which are available online at www.omnova.com and www.sec.gov.
OMNOVA Solutions Inc. is a technology-based company with sales for the twelve month period ending February 28, 2015 of approximately $1.0 billion and a global workforce of approximately 2,300. OMNOVA is an innovator of emulsion polymers, specialty chemicals, and functional and decorative surfaces for a variety of commercial, industrial and residential end uses. Visit OMNOVA Solutions on the internet at www.omnova.com.
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OMNOVA SOLUTIONS INC.
Consolidated Statements of Operations
(Dollars in Millions, Except Per Share Data)
(Unaudited)

	Three Months Ended
	February 28,
	2015	2014
Net Sales	$206.9	$225.9
Cost of goods sold	165.2	176.8
Gross Profit	41.7	49.1

Selling, general and administrative	29.8	30.6
Depreciation and amortization	7.1	8.6
Restructuring and severance	—	.3
Interest expense	6.8	7.7
Other expense (income), net	2.4	(.5)
	46.1	46.7
(Loss) Income From Continuing Operations Before Income Taxes	(4.4)	2.4
Income tax (benefit) expense	(1.2)	1.0
(Loss) Income From Continuing Operations	(3.2)	1.4
Discontinued Operations
Total discontinued operations	—	(.2)
Net (Loss) Income	$(3.2)	$1.2
Income Per Share - Basic and Diluted
(Loss) Income per share - continuing operations	$(.07)	$.03
Loss per share - discontinued operations	—	—
Basic and Diluted (Loss) Income Per Share	$(.07)	$.03
Weighted average shares outstanding - Basic	46.1	46.2
Weighted average shares outstanding - Diluted	46.1	46.8

OMNOVA SOLUTIONS INC.
Consolidated Balance Sheets
(Dollars in Millions, Except Per Share Data)

	February 28,	November 30,
	2015	2014
	(Unaudited)	(Audited)
ASSETS:
Current Assets
Cash and cash equivalents	$83.1	$99.5
Accounts receivable, net	128.5	135.7
Inventories	96.5	92.7
Prepaid expenses and other	17.6	21.0
Deferred income taxes - current	7.1	7.0
Total Current Assets	332.8	355.9
Property, plant and equipment, net	231.7	238.4
Trademarks and other intangible assets, net	63.4	66.4
Goodwill	81.6	85.4
Deferred income taxes - non-current	70.9	68.2
Deferred financing fees	6.6	7.0
Other assets	8.0	7.9
Total Assets	$795.0	$829.2
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Amounts due banks	$4.5	$5.6
Accounts payable	78.4	94.3
Accrued payroll and personal property taxes	18.0	17.8
Employee benefit obligations	2.9	2.9
Accrued interest	5.4	1.4
Other current liabilities	2.8	1.8
Total Current Liabilities	112.0	123.8
Senior notes	200.0	200.0
Long-term debt - other	205.9	206.4
Postretirement benefits other than pensions	6.5	6.6
Pension liabilities	108.6	110.8
Deferred income taxes - non-current	19.6	21.6
Other liabilities	8.0	9.5
Total Liabilities	660.6	678.7
Shareholders’ Equity
Common stock - $0.10 par value; 135 million shares authorized, 48.3 million shares issued as of February 28, 2015 and November 30, 2014	4.8	4.8
Additional contributed capital	338.0	338.5
Retained deficit	(59.3)	(56.1)
Treasury stock at cost; 1.5 million and 1.0 million shares at February 28, 2015 and November 30, 2014, respectively	(11.4)	(7.9)
Accumulated other comprehensive loss	(137.7)	(128.8)
Total Shareholders’ Equity	134.4	150.5
Total Liabilities and Shareholders’ Equity	$795.0	$829.2

OMNOVA SOLUTIONS INC.
Consolidated Statements of Cash Flows
(Dollars in Millions)
(Unaudited)

	Three Months Ended
	February 28,
	2015	2014
Operating Activities
Net (loss) income	$(3.2)	$1.2
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	7.1	8.6
Amortization of deferred financing fees	.5	.6
Non-cash stock compensation expense	.6	.6
Provision for doubtful accounts	.1	—
Provision for obsolete inventories	.4	—
Changes in operating assets and liabilities:
Accounts receivable	(.5)	(15.8)
Inventories	(6.2)	(14.4)
Other current assets	8.3	(.3)
Current liabilities	(6.5)	4.1
Other non-current assets	(3.1)	(.6)
Other non-current liabilities	(4.7)	(.1)
Contributions to defined benefit plan	(.2)	—
Net Cash Used In Operating Activities	(7.4)	(16.1)
Investing Activities
Capital expenditures	(4.5)	(4.7)
Net Cash Used In Investing Activities	(4.5)	(4.7)
Financing Activities
Repayment of debt obligations	(.6)	(.5)
Short-term debt borrowings	5.5	2.6
Short-term debt payments	(6.5)	(4.4)
Purchase of treasury shares	(4.2)	—
Cash received from exercise of stock options	—	.3
Net Cash Used In Financing Activities	(5.8)	(2.0)
Effect of exchange rate changes on cash	1.3	(1.5)
Net Decrease In Cash And Cash Equivalents	(16.4)	(24.3)
Cash and cash equivalents at beginning of period	99.5	164.9
Cash And Cash Equivalents At End Of Period	$83.1	$140.6